Exhibit 99.1
Soliton, Inc.
5304 Ashbrook Drive
Houston, TX 77081

Soliton Reports Third Quarter 2020 Results
Conference Call Today at 8:30am ET

November 12, 2020 – Houston, TX – Soliton, Inc., (Nasdaq: SOLY) (“Soliton” or the “Company”), a medical device company with a novel and proprietary platform technology, today reported financial results for the third quarter ended September 30, 2020.

Third Quarter Company Highlights:
•Appointed aesthetic veteran Brad Hauser as President and CEO in preparation for commercial product launch
•Added cosmetic dermatology expert Dr. Michael Kaminer and Niquette Hunt, a medical device and aesthetics industries entrepreneur, to Board of Directors
•Presented pivotal cellulite data at the Virtual American Society for Dermatologic Surgery (ASDS) 2020 Annual Meeting
•Presented pivotal cellulite and tattoo removal data in two separate presentations at the Masters in Aesthetics Symposium
•Met significant R&D and operations milestones to progress towards launch readiness
•Enhanced our commercial team with key strategic marketing partners and a new distributor

Brad Hauser, Soliton’s newly appointed President and CEO, commented, “I am truly excited to be joining the Soliton team at such a pivotal time for the Company. During the third quarter, we executed on several key milestones which we believe position us optimally for our planned commercial launch of the RAP device for both tattoo removal and cellulite reduction, pending FDA clearance on the latter. We are extremely proud of our progress with our new, innovative handpiece design and our efforts to successfully transition into manufacturing, recently completing tooling production for the RAP device. Through key partnerships with two excellent marketing agencies and a new distributor, that specializes on high volume tattoo removal practices, we have bolstered our commercial strategy to enhance future customer engagement and receptivity. With these achievements and our current balance sheet, we believe we are well-funded and well-prepared to execute a successful initial launch in the first half of 2021.”

Third Quarter 2020 Financial Results:
Operating expenses for the third quarter ended September 30, 2020 were $3.7 million, as compared to $4.3 million in the third quarter of 2019. The decrease was primarily due to lower research and development expenses as a result of lower expenses for contract engineering and clinical trial costs.

Net loss for the third quarter ended September 30, 2020 was $3.6 million, or ($0.17) basic and diluted net loss per share, compared with net loss of $4.3 million, or ($0.27) basic and diluted net loss per share, for the third quarter of 2019.

Total cash, cash equivalents and restricted cash was $34.8 million as of September 30, 2020, as compared to $12.1 million as of December 31, 2019. The Company’s cash, cash equivalents and restricted cash on hand is expected to be sufficient to fund the Company’s operations into the third quarter of 2022.

Conference Call Details:
Management will host a conference call and live webcast to discuss Soliton’s financial results at 8:30 a.m. ET today. A question and answer session will follow management remarks.

The dial-in numbers for the conference call are (833) 423-0479 for domestic callers and (918) 922-2373 for international callers. The conference ID is 3493411.

A replay of the call will be available following its completion through November 19, 2020. To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers and use the replay conference ID 3493411.

A live audio webcast of the call and an updated investor presentation will be available on the Investor Relations page of the Soliton, Inc. website, https://ir.soliton.com/. A replay of the webcast will be archived on Soliton's website for 30 days following the completion of the call.

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About Soliton, Inc.

Soliton, Inc. is a medical device company with a novel and proprietary platform technology licensed from The University of Texas on behalf of MD Anderson Cancer Center. The Company's first FDA cleared commercial product will use rapid pulses of acoustic shockwaves as an accessory to lasers for the removal of unwanted tattoos. The Company is based in Houston, Texas, and is actively engaged in bringing the Rapid Acoustic Pulse ("RAP") device to the market. The Company believes this "Soliton" method has the potential to lower tattoo removal costs for patients, while increasing profitability to practitioners, compared to current laser removal methods. Soliton has filed a 510(k) application with the FDA for clearance of its RAP device to improve the appearance of cellulite and is investigating potential additional capabilities of the RAP technology. The device is currently cleared in the United States only for use in tattoo removal and is not yet cleared for use to address cellulite.

For more information about the Company, please visit: http://www.soliton.com

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the runway for our existing cash to extend into Q3 2022, our ability to launch our RAP device in the first half of 2021, our ability to receive FDA clearance for the cellulite indication and to effectively commercialize our products, and the ability of the RAP device to successfully treat cellulite. These statements relate to future events, future expectations, plans and prospects. Although Soliton believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Soliton has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under in our SEC filings, including under the heading "Item 1A. Risk Factors" in the Form 10-K for year ended December 31, 2019 we filed with the SEC on March 2, 2020 and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. Soliton undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

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